Exhibit 10.1

LAURA ALBER EMPLOYMENT AGREEMENT

This Agreement is entered into effective as of May 26, 2010 (the “Effective Date”) by and between Williams-Sonoma, Inc. (the “Company”) and Laura Alber (“Executive”).

1.        Duties and Scope of Employment.

(a)        Position and Duties.   As of the Effective Date, Executive will serve as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of her duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to her by the Board. Executive’s duties and responsibilities may be altered, modified and changed as the Board deems appropriate. Subject to stockholder approval, Executive will also become a member of the Board on the Effective Date.

(b)        Obligations.   During the Term, Executive will perform her duties faithfully and to the best of her ability and will devote her full business efforts and time to the Company. For the duration of the Term, Executive agrees not to engage in any other employment, occupation, consulting or business activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that, Executive may engage in charitable, community service and industry association activities and may manage her own finances, so long as those activities do not materially interfere with the performance of her duties under this Agreement or her fiduciary duty to the Company, as determined by the Board. During the first two years following the Effective Date, Executive may not serve on the board of directors (or board committees) of any for-profit corporations without the prior approval of the Board. On and after the second anniversary of the Effective Date, and upon notice to the Board, Executive may serve on the board of directors (and board committees) of not more than one other for-profit corporation, so long as those activities do not materially interfere with the performance of her duties under this Agreement or her fiduciary duty to the Company, as determined by the Board.

(c)        Conflicting Employment.   If the Board approves Executive’s engagement in other employment, occupation, consulting or business activity pursuant to Section 1(b), Executive agrees that, while employed by the Company, such employment, occupation, consulting or business activity will not be directly related to the business in which the Company is now involved or becomes involved during the term of Executive’s employment, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company.

2.        Term.   This Agreement will commence on the Effective Date and will remain in effect for three years following the Effective Date; provided, however that the term of this Agreement shall automatically be extended for one year following the three-year anniversary of the Effective Date unless either party notifies the other in writing or by e-mail that the term shall not be extended, with such notice provided at least one hundred and twenty days prior to the third anniversary of the Effective Date; provided, further, that Section 6 of this Agreement shall survive the lapse of the term of this Agreement and shall be binding on both parties with respect to any termination of Executive’s employment triggering severance benefits under Section 6 that occurs prior to the lapsing of the term of this Agreement. Notwithstanding the foregoing, the parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated by the Company at any time with or without cause. Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for continuation, modification, amendment, or extension, by implication or otherwise, of her employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company as expressly provided in Section 6 of this Agreement.

3.        Compensation.

(a)      Base Salary.   The Company will pay Executive as compensation for her services, a base salary at the annualized rate of $975,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and is subject to lawfully required withholdings. Adjustments to the Base Salary may be made in the sole discretion of the Compensation Committee of the Board.

(b)      Target Incentive Plan.   Executive will be eligible to participate in the Company’s 2001 Incentive Bonus Plan, and to receive such annual bonuses as are payable under that plan.

4.        Employee Benefits.   Executive will continue to be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, vacation and flexible-spending account plans and programs. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

The Company shall reimburse (or directly pay) reasonable attorney’s fees incurred by the Executive in connection with (a) the negotiation and review of this Agreement in an amount not to exceed $15,000 and (b) the review and documentation of Executive’s exit arrangements upon termination of her employment in an amount not to exceed $15,000.

5.        Equity.   Executive will be eligible to receive equity compensation awards as the Compensation Committee of the Board deems appropriate.

6.        Severance.

(a)      Involuntary Termination Without Cause; Voluntary Termination for Good Reason; Death or Disability Terminations Outside of a Change of Control.   If Executive’s employment with the Company (i) is terminated involuntarily by the Company without Cause (as defined in this Agreement), (ii) voluntarily by Executive for Good Reason (as defined in this Agreement), or (iii) subject to Section 6(a)(viii), due to Executive’s death or Disability (as defined in this Agreement), in each case subject to Executive (or Executive’s estate, in the event of Executive’s death) signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Agreement, the Company shall provide severance pay and benefits, subject to certain conditions, as follows:

(i)        Base Salary.   The Company shall provide monetary severance to Executive equal to twenty-four (24) months’ of Base Salary. Such severance (“Severance Payments”) shall be paid over twenty-four months from the date of employment termination (the “Severance Period”) in accordance with the payroll schedule applicable to active officers of the Company (subject to the timing provisions of Sections 6(a)(xi) and 13) of this Agreement).

(ii)        Bonus.   If Executive has a triggering termination in 2010, she shall receive an amount equal to two hundred percent of her annual bonus received in the last twelve (12) months. If Executive has a triggering termination in 2011, she shall receive an amount equal to two hundred percent of her average annual bonus received in the last twenty-four (24) months. If Executive has a triggering termination in 2012 or later, she shall receive an amount equal to two hundred percent of her average annual bonus received in the last thirty-six (36) months. In any such case, the amount paid shall not be pro-rated.

(iii)        Continued Employee Benefits.   In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), Executive shall receive payments of three thousand dollars ($3,000) per month for eighteen (18) months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company (subject to the timing provisions of Sections 6(a)(xi) and 13 of this Agreement).

(iv)        Service-Based Equity Vesting Acceleration.   Any outstanding equity compensation awards that vest solely based upon Executive’s continued service with the Company shall immediately accelerate vesting as to the number of shares that would have otherwise vested had Executive remained employed by the Company for eighteen months following Executive’s termination date. This includes equity compensation awards with a mixture of performance-based vesting and service-based vesting provisions as to which the performance period has ended on or prior to Executive’s employment termination date. If, however, any such vesting acceleration does not result in any additional vesting due to a cliff-vesting provision of more than one year, such awards shall vest as if the grant was initially subject to ratable monthly vesting over the entire vesting period, with an additional accelerated vesting of eighteen months added on to such-pro-rated vesting. Any such awards will otherwise remain subject to the terms of the applicable stock plan, grant and/or agreement.

EXAMPLE 1 - RSUs: Executive is granted an RSU covering 100,000 shares that are scheduled to vest as to 100% of the covered shares on the fourth anniversary of the grant date, subject to Executive’s continued service with the Company. One year following the grant date, Executive’s employment terminates such that accelerated vesting under this Agreement is triggered. Because of the four-year cliff vesting provision, the eighteen month vesting acceleration would normally not result in any additional RSU vesting. Accordingly, the RSU is treated instead as if it was initially subject to monthly vesting over the full four-year vesting period. Because of this, eighteen months of vesting acceleration are added to the twelve months of service that Executive had completed since the RSU grant date. This results in a total of thirty months of vesting. Because thirty months is 62.5% of the original forty-eight month vesting period, the RSU becomes vested as to 62.5% of the total shares. Therefore, Executive vests in 62,500 of the total 100,000 RSU shares by virtue of this Agreement’s vesting acceleration provisions. The remaining 37,500 RSU shares are forfeited.

EXAMPLE 2 - SSARs: Executive is granted an SSAR covering 100,000 shares that vests as to 25% of the covered shares on each anniversary of the grant date, so as to be 100% vested on the fourth anniversary of the grant date, subject to Executive’s continued service with the Company. Twenty-seven months following the grant date, Executive’s employment terminates such that accelerated vesting under this Agreement is triggered. Accordingly, the SSAR receives eighteen months’ accelerated vesting so that it vests the same as if Executive had remained employed for 45 months following the grant date. Therefore, Executive vests in an additional 25,000 of the SSAR shares by virtue of this Agreement’s vesting acceleration provisions. This provides Executive with a total of 75,000 vested SSAR shares. The remaining 25,000 SSAR shares are forfeited.

(v)        Performance-Based Equity Vesting Acceleration.   Any outstanding equity compensation awards that vest based upon achieving performance milestones shall remain outstanding through the date upon which the Compensation Committee of the Board certifies the extent to which the performance milestones have been achieved. This includes equity compensation awards with a mixture of performance-based vesting and service-based vesting provisions as to which the performance period has not ended on or prior to Executive’s employment termination date. These awards shall be paid out, subject to the attaining the applicable performance milestones, to the same extent and at the same time as if Executive had remained employed by the Company through the eighteen month period following Executive’s termination date, without any downward discretionary adjustments by the Compensation Committee. These payouts are subject to the timing provisions of Sections 6(a)(xi) and 13 of this Agreement. To the extent, however, that any such vesting acceleration does not result in any additional vesting due to a cliff-vesting provision of more than one year, such award(s) shall vest as if the grant was initially subject to ratable monthly vesting over the entire vesting period with the additional accelerated vesting of eighteen months added on to such pro-rated vesting. This vesting shall always be subject to attaining the performance milestones, even if the performance period extends more than eighteen months following Executive’s employment termination date. Any such awards will otherwise remain subject to the terms of the applicable stock plan, grant and/or agreement.

EXAMPLE: Executive is granted an RSU covering 100,000 shares that are scheduled to vest as to 100% of the covered shares on the fourth anniversary of the grant date, subject to Executive’s continued service with the Company and subject to the Company meeting specified performance goals over the same four-year period. One year following the grant date, Executive’s employment terminates such that accelerated vesting under this Agreement is triggered. Four years and one month following the grant date, the Compensation Committee certifies that the performance metric has been achieved such that a 50% payout is merited (i.e., if Executive had remained employed through the entire four year period, Executive would have received 50,000 shares). Because of the four-year cliff vesting provision, the eighteen month vesting acceleration would normally not result in any additional RSU vesting. Accordingly, the RSU is treated instead as if it was initially subject to monthly vesting over the full four-year vesting period, but is still subject to the performance vesting condition. Because of this, eighteen months of vesting acceleration are added to the twelve months of service that Executive had completed since the RSU grant date. This results in a total of thirty months of vesting. Because thirty months is 62.5% of the original forty-eight month vesting period, the RSU becomes vested as to 62.5% of the shares that are eventually earned by virtue of Company performance. If the performance metrics had been fully achieved, that would have resulted in Executive vesting in 62,500 shares. Because, however, the Company performance reduced the initial grant by 50%, Executive vests in 31,250 RSU shares by virtue of this Agreement’s vesting acceleration provisions. The remaining 68,750 RSU shares are forfeited.

(vi)        Change in Control.   If Executive is entitled to severance benefits arising from termination of employment in connection with a change of control of the Company under another agreement with the Company, compensation and benefits under that change of control agreement, if greater in the aggregate than those provided in this Agreement, shall be in lieu of and not in addition to severance benefits compensation under this Section 6; provided, however, that notwithstanding the foregoing, Executive shall remain entitled to reimbursement of legal expenses incurred in the review and documentation of Executive’s exit arrangements upon termination of her employment in an amount not to exceed $15,000, as provided in Section 4 of this Agreement. Moreover, severance payments and benefits paid under this Section 6 shall be in lieu of any severance payments or benefits under any of the Company’s welfare benefit plans.

(vii)       Code of Conduct.   Notwithstanding the foregoing, the Company’s obligation to make severance payments, pay bonus payments, provide benefits and vest equity compensation under this Section 6 is expressly conditioned upon Executive’s ongoing compliance with the provisions of the Company’s Corporate Code of Conduct. In the event Executive breaches the terms of the Corporate Code of Conduct, the Company’s obligations under this Section 6 shall automatically terminate, without any notice to Executive.

(viii)      No Mitigation.   If Executive’s employment with the Company is terminated due to Executive’s death or Disability, any severance payments due under Section 6(a)(i) (Base Salary) and Section 6(a)(ii) (Bonus) shall be reduced by the amount of any life insurance or disability insurance payments or proceeds under Company-paid insurance programs or policies (or the Company-paid portion of such Company-sponsored insurance programs or policies, if such programs or policies are not fully Company-paid). Except as provided by the foregoing sentence, the Executive shall not be required to mitigate the amount of any severance payments or benefits provided for under this Agreement by seeking other employment nor shall any amounts to be received by the Executive under this Agreement be reduced by any other compensation earned.

(ix)       Tax Withholding.   The Company shall be entitled to withhold from any payments made to Executive under this Section 6 any amounts required to be withheld by applicable federal, state or local tax law.

(x)        Work with Competitors.   If at any time during the period commencing on Executive’s termination date and ending on the latest date that any amount is payable to Executive under this Section 6, Executive accepts other employment or professional relationship with a competitor of the Company (defined as either (i) another company primarily engaged in retail sales of products for the home or (ii) any retailer with retail products for the home sales in excess of

$100 million annually (either (i) or (ii), a ”Competitor”)), or if Executive breaches her remaining obligations to the Company (e.g., her duty to protect confidential information and intellectual property and her duties not to solicit under the Company’s Corporate Code of Conduct), then the Company’s obligations under this Section 6 will cease such that Executive will not be entitled to any further payments or benefits under that Section.

(xi)       Release of Claims.   Receipt of the severance payments and benefits specified in this section 6 shall be contingent on Executive’s (or Executive’s estate, in the event of Executive’s death) execution of a full release of all claims against the Company in substantially the form attached to this Agreement as Exhibit A, and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within fifty-two (52) days following the termination date. Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in cash and in full arrears on the fifty-third (53d) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Section 409A (“Section 409A”).

(xii)      Non-Disparagement.   While employed by the Company and for a period of twenty-four (24) months commencing on the date upon which Executive’s employment terminates, (i) Executive agrees that she shall not make any statements that disparage the Company, its products, services, officers, employees, members of its Board, advisers or other business contacts, and (ii) the Company agrees that members of its Board and the Company’s officers holding the title of Executive Vice President or above shall not make any statements that disparage Executive. Executive acknowledges and agrees that upon her breach in any material respect of this nondisparagement provision, the Company’s obligations under this Section 6 will cease such that Executive will not be entitled to any further payments or benefits under that Section.

(b)          Voluntary Termination Other than for Good Reason, Death or Disability; Termination for Cause.   If Executive’s employment with the Company terminates voluntarily by Executive other than for Good Reason, or other than pursuant to Executive’s Death or Disability, or for Cause by the Company, then (i) all vesting of any equity compensation held by Executive will terminate immediately and all payments of compensation by the Company to Executive will terminate immediately (except as to amounts already earned, including unused and accrued vacation); and (ii) Executive shall not be eligible for severance or other benefits, except in accordance with any generally applicable Company plans or policies as are then in effect.

7.        Change of Control Severance Benefits.   It is contemplated that Executive will be provided certain enhanced severance benefits upon certain terminations of her employment relating to a change of control pursuant to a separate agreement or arrangement with the Company to be finalized in 2010. Such agreement or arrangement will not, however, provide Executive with a tax gross-up with respect to golden parachute excise taxes she may incur under Internal Revenue Code Sections 280G and 4999.

8.        Definitions.

(a)        Cause.   For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company or breach of the Company’s Corporate Code of Conduct; or (vi) Executive’s continued failure to perform her employment duties after Executive has received a written demand of performance from the Board which specifically sets forth the factual basis for the Board’s belief that Executive has not substantially performed her duties and has failed to cure such non-performance to the Company’s satisfaction within 30 days after receiving such notice.

(b)        Disability.   For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(c)        Good Reason.   For purposes of this Agreement, “Good Reason” is defined as, without the Executive’s consent, (i) a reduction in the Executive’s Base Salary (except pursuant to a reduction generally applicable to senior executives of the Company), (ii) a material diminution of Executive’s authority or responsibilities, (iii) a reduction of Executive’s title, (iv) Executive ceasing to report directly to the Board, or (v) the Board failing to re-nominate Executive for Board membership when her Board term expires while she is employed by the Company. In addition, upon any such voluntary termination for Good Reason the Executive must provide written notice to the Company of the existence of the one or more of the above conditions within 90 days of its initial existence and the Company must be provided with at least 30 days to remedy the condition.

9.        Assignment.   This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or other, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will of the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

10.      Notices.   All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successor at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Williams-Sonoma, Inc.

3250 Van Ness Avenue

San Francisco, CA 94109

Attn:   General Counsel

If to Executive:

Laura Alber

At the last residential address known to the Company

11.      Severability.   In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without that provision.

12.      Mediation.

(a)        General.   In the event of any claim or controversy between the parties which the parties are unable to resolve themselves, including any claim arising out of Executive’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of this Agreement, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 calendar days, the parties shall submit the controversy to a mutually-selected mediator and attempt in good faith to resolve the matter through mediation.

(b)        Availability of Injunctive Relief.   The parties agree that they shall have the right to seek judicial relief in the form of injunctive and/or other equitable relief under the California Arbitration Act, Code of Civil Procedure section 1281.8(b), including but not limited to relief for threatened or actual misappropriation of trade secrets, violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(c)        Administrative Relief.   Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.

13.      Section 409A.

(a)        Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”). Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)        Notwithstanding anything to the contrary in this Agreement, if Executive dies following her “separation from service” but prior to the six (6) month anniversary of the date of her “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(c)        Payments reimbursable under Section 4 of this Agreement for attorney’s fees incurred in connection with the review and documentation of Executive’s exit arrangements upon termination of her employment may not be incurred beyond the last day of the second calendar year following the calendar year in which Executive’s separation from service occurred, and will be reimbursed to (or directly paid on behalf of) Executive no later than the last day of the third calendar year following the calendar year in which Executive’s separation from service occurred.

(d)        It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

14.      Existing Agreements.   This Agreement supersedes and replaces any prior severance or retention plans, employment agreements and offer letters that Executive may have entered into with the Company prior to the Effective Date, including without limitation the employment agreement entered into by and between Executive and the Company as of March 19, 2001 and the Amendment to Employment Agreement entered into as of November 11, 2008.

15.        Integration.   This Agreement, Executive’s equity compensation agreements with the Company, and the Corporate Code of Conduct by and between Executive and the Company represent the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties to this Agreement.

16.        Tax Withholding.   All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17.        Governing Law.   This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

18.        Headings.   The headings of sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement.

19.        Acknowledgment.   Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

EXECUTIVE	WILLIAMS-SONOMA, INC.

/s/ Laura Alber	By	/s/ Adrian D.P. Bellamy
Laura Alber		Adrian D.P. Bellamy

Dated: June 11, 2010	Dated: June 11, 2010

EXHIBIT A

WILLIAMS-SONOMA, INC./LAURA ALBER

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Williams-Sonoma, Inc. (the “Company”) and Laura Alber (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the employment agreement by and between Company and Executive (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1.        Termination.   Executive’s employment from the Company terminated on                                  (the “Termination Date”).

2.        Confidential Information.   Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Company’s Code of Corporate Conduct. Executive shall return all the Company property and confidential and proprietary information in her possession to the Company on the Effective Date of this Agreement.

3.        Payment of Salary.   Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.

4.        Release of Claims.   Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of herself, and her respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that she may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

4.1      any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

4.2      any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

4.3      any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

4.4      any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

4.5      any and all claims for violation of the federal, or any state, constitution;

4.6      any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

4.7      any and all claims for attorneys’ fees and costs, except as specifically set forth in the Employment Agreement.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Employment Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.        Acknowledgment of Waiver of Claims under ADEA.   Executive acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Agreement; (b) she has at least twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive

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from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6.        Civil Code Section 1542.   Executive represents that she is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that she has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights she may have under such code section, as well as under any statute or common law principles of similar effect.

7.        No Pending or Future Lawsuits.   Executive represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Executive also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.        Application for Employment.   Executive understands and agrees that, as a condition of this Agreement, she shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and she hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.        No Cooperation.   Executive agrees that she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.      No Admission of Liability.   Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

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11.      Costs.   The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as specifically set forth in the Employment Agreement.

12.      Authority.   Executive represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.

13.      No Representations.   Executive represents that she has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

14.      Severability.   In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.      Entire Agreement.   This Agreement, along with the Code of Corporate Conduct and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

16.      No Oral Modification.   This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

17.      Governing Law.   This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18.      Effective Date.   This Agreement is effective eight (8) days after it has been signed by both parties.

19.      Counterparts.   This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.      Voluntary Execution of Agreement.   This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:

20.1      They have read this Agreement;

20.2      They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

20.3      They understand the terms and consequences of this Agreement and of the releases it contains;

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20.4      They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Williams-Sonoma, Inc.

Dated: , 20	By

Laura Alber, an individual

Dated: , 20

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